Exhibit 99.1

Hawkins, Inc. Reports
First Quarter Fiscal 2027 Results

Roseville, Minn., July 29, 2026 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months ended June 28, 2026, its first quarter of fiscal 2027.
First Quarter Fiscal Year 2027 Highlights:
(All comparisons are to the first quarter of fiscal 2026 unless otherwise noted.)
•Record first quarter revenue of $315.7 million, with growth of 8%, driven by increased sales across all segments, including Water Treatment segment growth of 6%, Food & Health Sciences segment growth of 9%, and Industrial Solutions segment growth of 10%.
•Record first quarter gross profit of $74.0 million, an increase of 2%.
•Diluted earnings per share ("EPS") of $1.35 decreased $0.05, or 4%.
•Net income of $28.3 million decreased 3%, with trailing twelve-month net income of $80.6 million. Record Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), a non-GAAP measure, of $56.9 million, a 1% increase. Trailing twelve-month adjusted EBITDA of $179.8 million.
•Generated operating cash flow of $35.2 million, an increase of 12%. Free cash flow, defined as net cash provided by operating activities less capital expenditures, increased over 30%, to $23.5 million, which we allocated to repurchasing $7.0 million of stock, paying $4.0 million in dividends, and acquiring Aqua-Chem, Inc. for $3.6 million.
•We continued to execute on our Water Treatment growth strategy with the purchase of Aqua-Chem, Inc., a distributor of water treatment products mainly in Nebraska and Iowa.
Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:
“Our first quarter was a solid start to the year, highlighted by another quarter of record results in revenue, gross profit, and adjusted EBITDA” said Patrick Hawkins, Chief Executive Officer and President. “Our record revenue of $315.7 million was the result of all three reporting segments growing year over year, and included organic revenue growth of approximately 5%, consistent with our expectation of returning to historical organic revenue growth rates in fiscal 2027.”
Mr. Hawkins continued, “The first quarter brought raw material volatility. Our great team members stayed close to our suppliers and our customers, managing input costs while continuing to deliver the products and level of service expected from Hawkins. As we exited the quarter, raw material costs had largely stabilized.”
Mr. Hawkins concluded, “Our balance sheet remains strong, and our leverage ratio at the end of the first quarter was 1.36x adjusted EBITDA. We continue to generate strong free cash flow and we expect to continue to pay down debt during fiscal 2027. We will also continue to deliver on our strategy of investing in our higher-margin businesses, acquiring companies that are accretive to Hawkins, and servicing the needs of our customers to the highest level possible.”
First Quarter Financial Highlights:
NET INCOME
For the first quarter of fiscal 2027, we reported net income of $28.3 million, or $1.35 per diluted share, compared to net income for the first quarter of fiscal 2026 of $29.2 million, or $1.40 per diluted share.
REVENUE
Sales were $315.7 million for the first quarter of fiscal 2027, an increase of $22.4 million, or 8%, from sales of $293.3 million in the same period a year ago. All of our segments grew by more than 5% from the same period a year ago.
Water Treatment segment sales increased $8.7 million, or 6%, to $158.3 million for the current quarter, from $149.6 million in the same period a year ago. Water Treatment sales increased as a result of $6.9 million of added sales from acquired businesses, as well as increased organic sales volumes and improved pricing on certain products in our legacy business, including continued growth in our proprietary product lines.

Food & Health Sciences segment sales increased $8.1 million, or 9%, to $97.3 million for the current quarter, from $89.2 million in the same period a year ago. Sales of our agricultural, nutrition, and pharmaceutical products all increased over the same period a year ago, partially offset by decreased sales volumes of our food ingredient products. Agricultural products remained a source of strength, with sales growth of 30% driven by higher volumes.
Industrial Solutions segment sales increased $5.6 million, or 10%, to $60.1 million for the current quarter, from $54.5 million in the same period a year ago. Industrial Solutions segment sales increased primarily as a result of increased sales volumes of certain of our manufactured, blended and repackaged products.
GROSS PROFIT
Gross profit increased $1.6 million, or 2%, to $74.0 million, or 23% of sales, for the current quarter, from $72.4 million, or 25% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $1.9 million, a $1.3 million greater headwind than in the same period a year ago. In addition to the impact of the LIFO reserve, gross margin was pressured by higher freight costs of approximately $1.3 million that were not fully recovered through freight charges billed to customers.
Gross profit for the Water Treatment segment increased $1.7 million, or 4%, to $45.5 million, or 29% of sales, for the current quarter, from $43.7 million, or 29% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased by $0.5 million, a $0.3 million greater headwind than in the same period a year ago. The increase in gross profit was primarily driven by higher sales partially offset by higher LIFO and freight costs.
Gross profit for the Food & Health Sciences segment was $19.3 million for the current quarter, unchanged from the same period in the prior year. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $0.8 million, a $0.6 million greater headwind than in the same period a year ago. The benefit of higher sales volumes was offset by higher LIFO and freight costs.
Gross profit for the Industrial Solutions segment of $9.2 million, or 15% of sales, for the current quarter, was relatively flat compared to $9.3 million, or 17% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $0.7 million, a $0.5 million greater headwind than in the same period a year ago. The benefit of higher sales volumes was more than offset by higher LIFO and freight costs.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative (“SG&A”) expenses increased $4.3 million, or 14%, to $35.3 million, or 11% of sales, for the current quarter, from $31.0 million, or 11% of sales, in the same period a year ago. This included $2.1 million due to added costs from the acquired businesses in our Water Treatment segment. In addition, the prior-year period included a $1.9 million favorable fair value adjustment that reduced SG&A, reflecting a downward revision to the estimated Water Solutions earnout liability based on a change in projected estimates related to the earnout target. This benefit did not recur in the current period, resulting in a $1.9 million year-over-year increase in SG&A. SG&A also included a $0.5 million incremental increase in non-qualified deferred compensation expense, which was offset by a corresponding gain within other income. These increases were partially offset by lower acquisition-related costs and other changes across our operating expenses.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended June 28, 2026 was $56.9 million, an increase of $0.8 million, or 1%, from $56.1 million in the same period a year ago. In the third quarter of fiscal 2026, we revised our definition of adjusted EBITDA to exclude non-cash earnout related expense and income, in order to better reflect results from operations. Prior-year adjusted EBITDA has been recast in accordance with the current definition. As originally reported, adjusted EBITDA for the three months ended June 29, 2025 was $57.6 million, which included non-cash earnout related income that is excluded under the current definition.

INCOME TAXES
Our effective income tax rate was 24% for the current quarter and 25% for the same period a year ago. The effective tax rate in both years was impacted by favorable tax provision adjustments recorded. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is expected to be approximately 25% to 27%.
BALANCE SHEET
As of June 28, 2026, our working capital was $13 million higher than the end of fiscal 2026 due primarily to increased trade receivables. Our total debt outstanding at the end of the first quarter was $244.0 million, and our leverage ratio was 1.36x our trailing twelve-month adjusted EBITDA, as compared to 1.37x our trailing twelve-month adjusted EBITDA at the end of fiscal 2026.

About Hawkins, Inc.
Hawkins, Inc. was founded in 1938 and is a leading water treatment and specialty ingredients company that formulates, manufactures, distributes, and blends products for its Water Treatment, Food & Health Sciences, and Industrial Solutions customers. Headquartered in Roseville, Minnesota, the Company has 66 facilities in 28 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated approximately $1.1 billion of revenue in fiscal 2026 and has approximately 1,200 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.
Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA and free cash flow. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, charges for the employee stock purchase plan and restricted stock grants, non-recurring items of income or expense, and earnout-related expense or income. The non-cash earnout related expense or income adjustment was added to our definition in the third quarter of fiscal 2026 to better reflect results from operations. Prior period amounts have been recast to conform to the current definition.
We define free cash flow as net cash provided by operating activities less purchases of property, plant, and equipment. Management believes free cash flow is a useful measure of the cash generated by our business that is available for, among other things, debt repayment, acquisitions, dividends, and share repurchases.

Adjusted EBITDA	Three months ended		Trailing twelve months ended
(In thousands)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net Income (GAAP)	$28,254	$29,175	$80,627	$84,641
Interest expense, net	2,773	3,269	13,011	7,438
Income tax expense	9,070	9,831	27,031	30,061
Amortization of intangibles	5,516	4,821	21,987	14,783
Depreciation expense	8,429	7,470	32,209	28,127
Non-cash compensation expense	2,235	2,212	8,596	7,243
Non-recurring acquisition expenses (1)	63	870	432	1,911
Non-cash earnout related expense (income)	535	(1,583)	(4,059)	(553)
Adjusted EBITDA	$56,875	$56,065	$179,834	$173,651
(1)Acquisition expenses consist of legal, professional, and other direct costs incurred in connection with business acquisitions. These costs are transaction-specific and not part of normal recurring operations.

Free Cash Flow Reconciliation	Three months ended
(In thousands)	June 28, 2026	June 29, 2025
Net cash provided by operating activities	$35,152	$31,490
Less: Purchases of property, plant & equipment	(11,605)	(13,544)
Free cash flow	$23,547	$17,946

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three months ended
	June 28, 2026	June 29, 2025
Sales	$315,675	$293,272
Cost of sales	(241,668)	(220,910)
Gross profit	74,007	72,362
Selling, general and administrative expenses	(35,335)	(31,029)
Operating income	38,672	41,333
Interest expense, net	(2,773)	(3,269)
Other income	1,425	942
Income before income taxes	37,324	39,006
Income tax expense	(9,070)	(9,831)
Net income	$28,254	$29,175

Weighted average number of shares outstanding - basic	20,777,481	20,717,485
Weighted average number of shares outstanding - diluted	20,853,991	20,810,562

Basic earnings per share	$1.36	$1.41
Diluted earnings per share	$1.35	$1.40

Cash dividends declared per common share	$0.19	$0.18

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	June 28, 2026	March 29, 2026
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,977	$3,914
Trade accounts receivables, net	151,773	139,796
Inventories	79,864	78,199
Prepaid expenses and other current assets	9,165	9,556
Total current assets	248,779	231,465
Property, plant, and equipment	501,792	489,662
Less accumulated depreciation	231,206	223,406
Net property, plant, and equipment	270,586	266,256
OTHER ASSETS:
Right-of-use assets	16,081	16,840
Goodwill	223,828	223,042
Intangible assets, net	229,018	232,887
Deferred compensation plan asset	16,477	12,812
Other	1,474	2,988
Total other assets	486,878	488,569
Total assets	$1,006,243	$986,290
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$62,845	$59,835
Accrued payroll and employee benefits	15,750	20,092
Income tax payable	8,236	98
Environmental remediation	7,700	7,700
Other current liabilities (Note 8)	15,083	17,119
Total current liabilities	109,614	104,844
LONG-TERM LIABILITIES:
Long-term debt	244,000	244,000
Long-term lease liabilities	13,703	14,457
Pension withdrawal liability	2,663	2,763
Deferred income taxes	25,065	25,110
Deferred compensation liability	17,330	14,850
Earnout liabilities	45,433	44,898
Other long-term liabilities	231	1,359
Total long-term liabilities	348,425	347,437
Total liabilities	$458,039	$452,281
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,743,884 and 20,752,138 shares issued and outstanding as of June 28, 2026 and March 29, 2026, respectively	207	208
Additional paid-in capital	22,750	32,678
Retained earnings	524,425	500,142
Accumulated other comprehensive income	822	981
Total shareholders’ equity	548,204	534,009
Total liabilities and shareholders’ equity	$1,006,243	$986,290

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three months ended
	June 28, 2026	June 29, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,254	$29,175
Reconciliation to cash flows:
Depreciation and amortization	13,945	12,291
Change in fair value of earnout liabilities	535	(1,583)
Operating leases	1,040	923
Gain on deferred compensation assets	(1,425)	(942)
Stock compensation expense	2,235	2,212
Other, net	58	(25)
Changes in operating accounts providing (using) cash:
Trade receivables	(12,462)	(2,651)
Inventories	(1,474)	(8,487)
Accounts payable	2,218	(3,812)
Accrued liabilities	(6,448)	(6,735)
Lease liabilities	(1,269)	(973)
Income taxes	9,029	9,831
Other, net	916	2,266
Net cash provided by operating activities	35,152	31,490
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(11,605)	(13,544)
Acquisitions	(3,600)	(151,328)
Proceeds from asset disposals	260	327
Net cash used in investing activities	(14,945)	(164,545)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(3,971)	(3,754)
Payroll taxes paid in exchange for shares withheld	(5,143)	(3,028)
Shares repurchased	(7,021)	—
Payments on senior secured revolving loan	(5,000)	(10,000)
Payments for debt issuance costs	—	(764)
Borrowings on senior secured revolving loan	5,000	160,000
Other	(9)	—
Net cash (used in) provided by financing activities	(16,144)	142,454
NET INCREASE IN CASH AND CASH EQUIVALENTS	4,063	9,399
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,914	5,103
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,977	$14,502

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$2,816	$3,286
Noncash investing activities - capital expenditures in accounts payable	$3,001	$1,493

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Food & Health Sciences	Industrial Solutions	Total
Three months ended June 28, 2026:
Sales	$158,293	$97,250	$60,132	$315,675
Cost of sales - materials	(94,481)	(73,345)	(47,858)	(215,684)
Cost of sales - operational overhead	(18,316)	(4,630)	(3,038)	(25,984)
Gross profit	45,496	19,275	9,236	74,007
Selling, general, and administrative expenses	(23,670)	(8,028)	(3,637)	(35,335)
Operating income	21,826	11,247	5,599	38,672
Three months ended June 29, 2025:
Sales	$149,566	$89,177	$54,529	$293,272
Cost of sales - materials	(89,159)	(65,814)	(42,848)	(197,821)
Cost of sales - operational overhead	(16,660)	(4,015)	(2,414)	(23,089)
Gross profit	43,747	19,348	9,267	72,362
Selling, general, and administrative expenses	(19,085)	(8,381)	(3,563)	(31,029)
Operating income	24,662	10,967	5,704	41,333

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, changes in product supplies, the availability of target acquisitions, and changes in interest rates. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2026, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com